Filed pursuant to Rule 424(b)(2)/Rule 424(b)(8)
Registration Statement No. 333-158199-10
June 16, 2011

Pricing Supplement Addendum No. 36 dated June 16, 2011
To the Pricing Supplement No. ETN-3 dated October 1, 2010,
Prospectus Supplement dated March 25, 2009
and Prospectus dated March 25, 2009
Exchange Traded Notes due October 6, 2020 Linked to the Credit Suisse Merger Arbitrage Liquid Index (Net) Index ("ETNs")
Financial Products

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D845/US22542D8450

NYSE Arca Ticker Symbol:	CSMA

Aggregate Offering Price of ETNs:	$1,043,000

Public Offering Price per ETN:	$20.86

Principal Amount of ETNs:	$1,000,000

Principal Amount per ETN:	$20.00

Trade Date:	June 16, 2011

Settlement Date:	June 21, 2011

Agent:	Credit Suisse Securities (USA) LLC (“CCSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:

0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any repurchases at the investor’s option may charge investors a fee of up to $0.03 per ETN repurchased. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-9 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse